Woodward Reports Second Quarter and Six-Month Fiscal Year 2014 Results

FORT COLLINS, CO -- (Marketwired - April 22, 2014) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its second quarter of fiscal year 2014. (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal Year 2014 Highlights

  Net sales for the second quarter of 2014 were $482.5 million, compared to $485.5 million in the second quarter of last year.

  Earnings per share were $0.66 in the second quarter of 2014, compared to $0.61 in the second quarter of last year, an increase of 8 percent.

  Total EBIT(1) for the quarter was $62.9 million, compared to $57.3 million in the second quarter of the prior year, an increase of 10 percent.

  Free cash flow(1) for the first half of 2014 was $56.1 million, an increase of $10.3 million from $45.8 million in the first half of the prior year.

"We delivered increased earnings on flat sales this quarter," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Our focus on operational improvements and cost control initiatives contributed to operating earnings growth this quarter."

Company Results

Net sales for the 2014 second quarter were $482.5 million compared to $485.5 million for the 2013 second quarter.

EBIT was $62.9 million for the second quarter of 2014 compared to $57.3 million for the second quarter of 2013. The current quarter EBIT was impacted by improved operating results primarily in our energy business.

Net earnings for the 2014 second quarter were $44.8 million or $0.66 per share compared to $42.4 million, or $0.61 per share in the 2013 second quarter. Both years include favorable tax impacts.

Segment Results

Aerospace

Aerospace net sales for the second quarter of fiscal 2014 were $261.0 million, a decrease of 4 percent from $270.5 million for the second quarter a year ago. Segment earnings for the second quarter of 2014 were $40.3 million, compared to $41.2 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 15.4 percent this quarter, compared to 15.2 percent in the same quarter of the prior year.

The sales decrease was primarily due to lower than expected defense sales, partially offset by higher commercial sales. Continuing quarterly variability in defense sales was a result of the timing of contracts and upgrade programs. The slight decrease in segment earnings primarily reflected the impact of reduced sales volume, partially offset by cost control initiatives.

Energy

Energy net sales for the second quarter of 2014 were $221.4 million, an increase of 3 percent from $215.0 million for last year's second quarter. Segment earnings for the second quarter of 2014 were $31.9 million, compared to $24.2 million for last year's second quarter. Segment earnings as a percent of segment net sales were 14.4 percent this quarter, compared to 11.3 percent in the same quarter of the prior year.

Segment sales reflected improvement in most of our markets, partially offset by lower sales of compressed natural gas systems. The improvement in segment earnings was primarily impacted by the increased sales volumes and continuing operational improvements.

Nonsegment

Nonsegment expenses totaled $9.3 million for the second quarter of 2014, compared to $8.2 million for the same quarter last year. Nonsegment expenses were 1.9 percent of consolidated net sales for the second quarter of 2014, up from 1.7 percent of consolidated net sales for the same quarter of the prior year.

Year-to-Date Results

Net sales for the first six months of fiscal 2014 were $911.5 million, an increase of 2 percent from $893.9 million from the six-month period last year. Organic sales(2) were $880.1 million for the first six months of fiscal 2014. Net earnings for the first six months of fiscal 2014 were $68.2 million, compared to $69.8 million in the same period last year. Earnings per share for the first six months of fiscal 2014 and 2013 were both $1.00 per share.

Year-to-date EBIT was $101.8 million, largely consistent with the same period of the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities was $124.6 million for the first six months of fiscal 2014, compared to $93.0 million for the first six months of fiscal 2013, primarily the result of improved working capital. Free cash flow was $56.1 million for the first six months of fiscal 2014, compared to $45.8 million for the first six months of fiscal 2013. Payments for property, plant, and equipment for the first six months of fiscal 2014 were $68.6 million, compared with $47.2 million for the first six months of fiscal 2013.

Total debt was $605.0 million at March 31, 2014, compared to $550.0 million at September 30, 2013. The ratio of debt to debt-plus-equity was 34.9 percent at March 31, 2014, compared to 32.5 percent at September 30, 2013.

The effective tax rate for the second quarter of fiscal 2014 was 21.1 percent, compared to 15.7 percent for the second quarter of fiscal 2013. The tax rate for both quarters included favorable adjustments related to prior years' tax issues, which had a similar impact on both periods. The effective tax rate for the full year fiscal 2014 is still expected to be approximately 28 percent.

Outlook

"Consistent with prior years, we expect to see stronger sales in the second half of the year," said Mr. Gendron. "Accordingly, our full year outlook for fiscal 2014 is unchanged, with sales anticipated to be between $1.95 and $2.05 billion, and earnings per share expected to be between $2.10 and $2.30 per share."

(1)Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(2)Organic sales: defined as net sales excluding first quarter fiscal year 2014 sales of the Duarte business, which was acquired on December 28, 2012.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, April 22, 2014 to provide an overview of the financial performance for the second quarter, business highlights, and outlook for fiscal 2014. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-793-1344 (domestic) or 1-703-639-1315 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1635544. An audio replay will be available by telephone from 7:30 p.m. EDT on April 22, 2014 until 11:59 p.m. EDT on May 6, 2014. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1635544.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; the continued global economic uncertainty and instability in the financial markets; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements and ability to operate its business, pursue its business strategies and incur additional debt in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; changes in government spending patterns and/or priorities; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax and legal matters; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; information systems interruptions or intrusions; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2013 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                     Three-Months Ended   Six-Months Ended
                                          March 31,           March 31,
                                     ------------------  ------------------
(Unaudited - in thousands except per
 share amounts)                        2014      2013      2014      2013
                                     --------  --------  --------  --------

Net sales                            $482,467  $485,513  $911,509  $893,852
                                     --------  --------  --------  --------
Costs and expenses:
  Cost of goods sold                  340,028   348,100   655,494   637,673
  Selling, general, and
   administrative expenses             35,283    37,206    72,611    73,624
  Research and development costs       35,805    34,000    65,229    64,018
  Amortization of intangible assets     8,657     9,813    17,141    17,480
  Interest expense                      6,185     7,017    12,247    13,473
  Interest income                         (57)      (69)     (116)     (137)
  Other (income) expense, net            (190)     (890)     (797)   (1,152)
                                     --------  --------  --------  --------
Total costs and expenses              425,711   435,177   821,809   804,979
                                     --------  --------  --------  --------
Earnings before income taxes           56,756    50,336    89,700    88,873
Income taxes                           11,958     7,890    21,519    19,059
                                     --------  --------  --------  --------
Net earnings                         $ 44,798  $ 42,446  $ 68,181  $ 69,814
                                     ========  ========  ========  ========

Earnings per share amounts:
Basic earnings per share             $   0.67  $   0.62  $   1.01  $   1.02
Diluted earnings per share           $   0.66  $   0.61  $   1.00  $   1.00
                                     ========  ========  ========  ========
Weighted average common shares
 outstanding:
Basic                                  66,633    68,737    67,182    68,597
Diluted                                67,905    69,935    68,463    69,831
                                     ========  ========  ========  ========
Cash dividends per share paid to
 Woodward common stockholders        $   0.08  $   0.08  $   0.16  $   0.16
                                     ========  ========  ========  ========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   March 31,   September 30,
(Unaudited - in thousands)                            2014         2013*
                                                 ------------- -------------

Assets
  Current assets:
    Cash and cash equivalents                    $      56,665 $      48,556
    Accounts receivable                                320,492       381,065
    Inventories                                        458,733       431,744
    Income taxes receivable                              6,820        14,071
    Deferred income tax assets                          43,027        43,027
    Other current assets                                43,514        38,650
                                                 ------------- -------------
      Total current assets                             929,251       957,113
  Property, plant, and equipment - net                 401,050       350,048
  Goodwill                                             562,617       561,458
  Intangible assets - net                              271,887       288,775
  Deferred income tax assets                            17,424        13,926
  Other assets                                          56,211        47,198
                                                 ------------- -------------
Total assets                                     $   2,238,440 $   2,218,518
                                                 ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                        $      21,000 $           -
    Current portion of long-term debt                        -       100,000
    Accounts payable                                   154,372       145,541
    Income taxes payable                                13,726         7,848
    Deferred income tax liabilities                        800           800
    Accrued liabilities                                128,013       161,741
                                                 ------------- -------------
      Total current liabilities                        317,911       415,930
  Long-term debt, less current portion                 584,000       450,000
  Deferred income tax liabilities                      105,427       104,533
  Other liabilities                                    101,304       105,510
                                                 ------------- -------------
  Total liabilities                                  1,108,642     1,075,973
  Stockholders' equity                               1,129,798     1,142,545
                                                 ------------- -------------
Total liabilities and stockholders' equity       $   2,238,440 $   2,218,518
                                                 ============= =============

*In connection with the Duarte business acquisiton, retrospectively adjusted for purchase accounting adjustments

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Six-Months Ended
                                                         March 31,
                                               ----------------------------
(Unaudited - in thousands)                          2014           2013
                                               -------------  -------------
Net cash provided by operating activities      $     124,644  $      92,987
                                               -------------  -------------

Cash flows from investing activities:
Payments for property, plant, and equipment          (68,560)       (47,184)
Business acquisitions, net of cash acquired                -       (198,860)
Proceeds from sale of other assets                       154            320
                                               -------------  -------------
Net cash used in investing activities                (68,406)      (245,724)
                                               -------------  -------------

Cash flows from financing activities:
Cash dividends paid                                  (10,754)       (10,966)
Proceeds from sales of treasury stock                  6,147          6,533
Payments for repurchases of common stock             (99,655)       (17,144)
Excess tax benefits from stock compensation            2,163          4,397
Proceeds from the issuance of long-term debt         250,000        200,000
Payments of long-term debt                          (300,000)       (41,875)
Borrowings on revolving lines of credit and
 short-term borrowings                               256,071         40,072
Payments on revolving lines of credit and
 short-term borrowings                              (151,069)       (35,329)
Payment of debt financing costs                       (1,297)             -
                                               -------------  -------------
Net cash provided by (used in) financing
 activities                                          (48,394)       145,688
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                        265           (122)
                                               -------------  -------------
Net change in cash and cash equivalents                8,109         (7,171)
Cash and cash equivalents at beginning of
 period                                               48,556         61,829
                                               -------------  -------------
Cash and cash equivalents at end of period     $      56,665  $      54,658
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                  Three-Months Ended     Six-Months Ended
                                       March 31,             March 31,
                                 --------------------  --------------------
(Unaudited - in thousands)          2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Net sales:
Aerospace                        $ 261,021  $ 270,493  $ 490,893  $ 481,882
Energy                             221,446    215,020    420,616    411,970
                                 ---------  ---------  ---------  ---------
Total consolidated net sales     $ 482,467  $ 485,513  $ 911,509  $ 893,852
                                 =========  =========  =========  =========
Segment earnings**:
Aerospace                        $  40,289  $  41,223  $  62,838  $  72,791
As a percent of segment sales         15.4%      15.2%      12.8%      15.1%
Energy                              31,888     24,235     58,959     48,143
As a percent of segment sales         14.4%      11.3%      14.0%      11.7%
                                 ---------  ---------  ---------  ---------
Total segment earnings              72,177     65,458    121,797    120,934
Nonsegment expenses                 (9,293)    (8,174)   (19,966)   (18,725)
                                 ---------  ---------  ---------  ---------
EBIT                                62,884     57,284    101,831    102,209
Interest expense, net               (6,128)    (6,948)   (12,131)   (13,336)
                                 ---------  ---------  ---------  ---------
  Consolidated earnings before
   income taxes                  $  56,756  $  50,336  $  89,700  $  88,873
                                 =========  =========  =========  =========

Payments for property, plant and
 equipment                       $  31,411  $  17,290  $  68,560  $  47,184
Depreciation expense                11,062     10,139     21,694     20,412
                                 =========  =========  =========  =========

**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                                     Three-Months Ended   Six-Months Ended
                                          March 31,           March 31,
                                     ------------------  ------------------
(Unaudited - in thousands)             2014      2013      2014      2013
                                     --------  --------  --------  --------
Net earnings                         $ 44,798  $ 42,446  $ 68,181  $ 69,814
Income taxes                           11,958     7,890    21,519    19,059
Interest expense                        6,185     7,017    12,247    13,473
Interest income                           (57)      (69)     (116)     (137)
                                     --------  --------  --------  --------
EBIT                                   62,884    57,284   101,831   102,209
Amortization of intangible assets       8,657     9,813    17,141    17,480
Depreciation expense                   11,062    10,139    21,694    20,412
                                     --------  --------  --------  --------
EBITDA                               $ 82,603  $ 77,236  $140,666  $140,101
                                     ========  ========  ========  ========

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

                                     Three-Months Ended   Six-Months Ended
                                          March 31,           March 31,
                                     ------------------  ------------------
(Unaudited - in thousands)             2014      2013      2014      2013
                                     --------  --------  --------  --------

Net cash provided by operating
 activities                          $ 80,211  $ 53,013  $124,644  $ 92,987
Payments for property, plant, and
 equipment                            (31,411)  (17,290)  (68,560)  (47,184)
                                     --------  --------  --------  --------
Free cash flow                       $ 48,800  $ 35,723  $ 56,084  $ 45,803
                                     ========  ========  ========  ========

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA